Exhibit 10.1

FORM OF
NON-PLAN PHANTOM UNIT AWARD
TERMS AND CONDITIONS
This instrument (the “Terms and Conditions”) evidences the grant effective on December 1, 2014 (the “Grant Date”) of an award of 49,432 phantom units (the “Phantom Units”) by Coty Inc., a Delaware corporation (the “Company”). This award of Phantom Units is granted outside of any equity compensation plan of the Company; provided, however, that any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended (the “Plan”).

1.
Phantom Unit Grant. The Participant is hereby granted the Phantom Units as of the Grant Date, which Phantom Units are subject to the following terms and conditions. Each Phantom Unit shall have a value equal to one Share. This award is subject to cancellation unless the Participant executes and returns to the Company the Coty Inc. Confidentiality and Non-Competition Agreement by December 31 of the calendar year in which the Phantom Units were granted.

2.	Vesting Period.

(a)	In General. The Phantom Units shall vest on the fifth anniversary of the Grant Date.

(b)	Change in Control. In the event of a Change in Control, the Phantom Units shall vest immediately.

(c)	Death or Disability. If the Participant’s Service terminates due to death or Disability before the Phantom Units have otherwise become vested, then the Phantom Units shall vest immediately.

3.	Nontransferability.

(a)
Except as provided in Section 3(b), no Phantom Units granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Phantom Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)
Subject to applicable law, Phantom Units may be transferred to a Successor. Such transferred Phantom Units may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor, and shall be subject in all respects to the terms of these Terms and Conditions. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of these Terms and Conditions.

4.	Cash/Share Election; Settlement of Phantom Units.

(a)
Within thirty (30) days following the Grant Date the Participant shall make an election, in his sole discretion and in the form prescribed by the Company, to receive payment in respect of the Phantom Units either in cash (a “Cash Election”) or Shares (a “Share Election”). If no election is made within such 30-day period, the Participant will be deemed to have made a Cash Election.

(b)
Within fifteen (15) days after the Phantom Units become vested according to the terms of Section 2, the Company shall deliver to the Participant for each Phantom Unit either (i) if a Cash Election is made, a lump sum cash payment equal to the value of one Share, less any applicable tax withholding or other required deductions or (ii) if a Share Election is made, one Share (thereafter an Owned Share).

(c)
In addition, within fifteen (15) days after the Phantom Units become vested according to the terms of Section 2, the Company shall deliver to the Participant for each Phantom Unit, regardless of the election made by the Participant, a lump sum cash payment equal to the amount of dividends and other cash distributions paid with respect to a Share during the vesting period beginning on the Grant Date, less any applicable tax withholding or other required deductions.

5.	Securities Law Requirements.

(a)
If the Participant makes a Share Election and at any time the Committee determines that issuing Shares hereunder would violate applicable securities laws and/or the rules of any stock exchange on which the Shares are listed, the Company will not be required to issue such Shares and instead the Participant will be deemed to have made a Cash Election. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to settlement of the Phantom Units, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)
No Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

6.
No Limitation on Rights of the Company. The grant of the Phantom Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets, as contemplated under Section 15.2 of the Plan.

7.
Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.

8.
Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
350 Fifth Avenue
New York, New York 10118
Attention: General Counsel
Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.

9.
Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

10.
Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

11.
Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Award.

12.	Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee as contemplated under Section 15.1 of the Plan, or by a written instrument signed by both parties.

13.
Entire Agreement. These Terms and Conditions constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

14.	Administration. The Participant hereby acknowledges receipt of a copy of the Plan.

15.
Section 409A. The Phantom Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By:

Name:

Title: